EXHIBIT 10.13

March 1, 2004

Mr. Carl Rubin

Hand Delivered

Dear Chuck,

This will confirm our offer to you to join Office Depot as Executive Vice President, Chief Merchandising Officer located at our Delray Beach, Florida Corporate Headquarters. This letter is referred to in your employment agreement as the “Offer Letter.”

The starting salary for this position is $450,000.00 per year with a weekly car allowance of $300.00. You will participate in our Corporate Bonus Program with payout levels of 40% of salary for minimum goal achievement, 60% for target and 120% maximum. For 2004 you will receive a guaranteed bonus of $270,000.00 or the bonus earned, whichever is greater.

You will also receive initial equity grants structured as follows:

a)	80,000 shares of traditional Non-Qualified stock options which vest 1/3 per year starting on your first anniversary, dated and priced as of the date of hire,

b)	37,500 shares of performance-accelerated stock options dated and priced as of the date of hire,

c)	12,000 shares of performance shares in participation of our plan cycle for performance years 2004-2006,

d)	80,000 shares of traditional Non-Qualified stock options which Cliff Vest on the third anniversary of your employment, dated and priced as of the date of hire,

e)	40,000 shares of restricted stock, 50% of which will vest on the eighteen-month anniversary of your hire date, and the remaining 50% of which will vest on the three-year anniversary of your hire date,

f)	It is further agreed that in the event your employment is involuntarily terminated by Office Depot for any reason other than “Cause” as defined in your employment agreement, within the first twelve months following your Hire Date of March 1, 2004, one-third of the non-qualified stock options, except for the performance accelerated options, granted to you by this Offer Letter shall become fully vested.

Starting in 2005, you will participate in the various equity programs offered to all Executive Vice Presidents.

As an additional incentive to join our team, you will receive a signing bonus of $250,000.00 payable on your first day of employment.

In addition to salary, bonus, stock options and car allowance, you will be eligible to participate in our employee benefits plan as outlined in the enclosed brochure. As an operating officer, you will participate in a separate executive health care plan, which provides freedom of choice of medical providers and first dollar benefit coverage.

You will also be eligible for an annual physical exam and tax preparation services. Finally, you will be eligible for four weeks of vacation beginning in 2004. Relocation expenses will be reimbursed in accordance with our executive relocation policy, which is described in the enclosed brochure.

As agreed, in addition to your duties as Executive Vice President, Chief Merchandising Officer, you have also agreed to take on the duties of being Office Depot’s Chief Marketing Officer, which you agree will receive your best efforts until the CEO or the new President, North America should determine that they do not wish to combine the positions of Chief Merchandising Officer and Chief Marketing Officer. If they mutually decide that they are comfortable with combining these positions, and if you are also comfortable in continuing with these dual responsibilities, then you will continue in both roles. If either you, the CEO or the President, North America is not comfortable with continuing this arrangement, then you will continue as Executive Vice President, Chief Merchandising Officer, under the terms of this letter and the enclosed employment agreement. The decision to not permanently combine the two positions will not trigger your right to terminate your employment agreement for “Good Reason”.

As also agreed, if you make a good faith determination that you are unable to establish a satisfactory working relationship with the new President, North America, provided that you have attempted to establish a good working relationship with the President, North America and have reasonably devoted your time and effort to performing your job to the best of your abilities, then you will have the right to terminate your employment agreement for “Good Reason”. Such termination is otherwise defined in the employment agreement. This clause may only be exercised during the first six-months following the date on which the President, North America, joins the Company.

In addition to the compensation and benefits to which you are entitled under the Employment Agreement should your employment terminate without “Cause” or for “Good Reason,” as defined in that agreement, Office Depot also agrees to provide the same relocation benefits provided to you for your move to Delray Beach to relocate you to the domicile of your choice, within the Continental United States. However, this relocation benefit is available only during the first two years after the new President, North America joins our Company.

Office Depot further agrees to provide prompt reimbursement to you for all fees and costs you have incurred for legal, accounting, or financial advice in connection with this offer and all associated employment agreements.

In the event any legal action is brought against you by Accenture in connection with your employment by Office Depot, Office Depot will indemnify you to the fullest extent permitted by law, including without limitation payment of any defense costs, damages, interest, or other sums or liabilities that you incur or for which you are found liable.

This offer is contingent upon a background investigation and your successful completion of a drug screening test which can be arranged locally and our entering into employment agreements, copies of which are enclosed for you review.

We look forward to having you with us.

Kind regards,

/s/ Bruce Nelson